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                                                                 EXHIBIT 10.1.10
                                                                 ---------------

                              EMPLOYMENT AGREEMENT
                              --------------------


         THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of March 22, 1999 (the "Effective Date"), at Akron, Ohio, by and between TELXON CORPORATION ("Employer"), a Delaware corporation with headquarter offices at 3330 West Market Street, Akron, Ohio 44333-3352, and JOHN W. PAXTON, SR. ("Employee").

         All initially capitalized terms which are not defined where first used are defined in the attached EXHIBIT A, which is incorporated into this Agreement by this reference.

         In consideration of the mutual promises and agreements contained herein, the parties hereto, intending to be legally and equitably bound, agree as follows:

         1. EMPLOYMENT PERIOD. Employer agrees to employ Employee, and Employee agrees to be employed by Employer, for the three (3) year period beginning on the Effective Date and ending on March 31, 2002, subject to the earlier termination thereof pursuant to Section 4 (the "Employment Period").

         2.       NATURE OF DUTIES.

         (a) Employee shall serve hereunder as Employer's Chairman of the Board of Directors, President and Chief Executive Officer, provided that Employee may permit the title of President to be used by such other senior executive of Employer as may be employed from time to time as approved by Employer's Board of Directors (the "Board") upon Employee's recommendation. As such, Employee shall act in conformity with the management policies, guidelines and directions issued by the Board, and shall have general charge and supervision of those functions and such other responsibilities as the Board shall, from time to time, determine and assign as are typically performed by and the responsibility of a chief executive officer of a Publicly-Held Corporation. Employee shall report and be responsible to the Board.


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         (b) Employee shall work exclusively for Employer on a full-time basis in such capacity and shall carry on his employment at such location as shall be required and directed by the Board, except for time spent traveling on business on behalf of Employer. During normal business hours, Employee shall devote all of his time and attention to Employer's business.

         (c) Employee shall perform his duties and responsibilities hereunder diligently, faithfully and loyally in order to cause the proper, efficient and successful operation of Employer's business.

         3.       COMPENSATION AND BENEFITS.

         (a)      BASE SALARY AND EXPENSES.

                  (i) During the Employment Period, Employer shall pay to Employee a salary at the rate of Eight Hundred Thousand Dollars ($800,000) per annum (the "Base Salary"). The Base Salary shall be earned and paid in arrears, in equal installments, every second Friday, or at such other interval as the Board shall direct and to which Employee shall agree.

                  (ii) Employer shall reimburse Employee for all reasonable and necessary out-of-pocket expenses incurred by Employee on Employer's behalf during the Employment Period, as approved by Employer's Chief Financial Officer, to be periodically reviewed by the Board.

         (b)      BONUS COMPENSATION.

                  (i) In addition to the Base Salary, in respect of each fiscal year during the Employment Period beginning on or after April 1, 1999, Employer shall pay to Employee bonus compensation of up to Six Hundred Thousand Dollars ($600,000) (the

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         "Bonus Compensation"). The Bonus Compensation shall be earned, if at all, if Employee meets or exceeds the annual goals agreed upon by Employee and the Board, the components of which shall include operating earnings, back log, revenue, inventory, quality control and cash flow.

                  (ii) Bonus Compensation shall be earned, if at all, at such time as the relevant goals are met, but no later than the end of the fiscal year in question, and shall be paid within sixty (60) days after the end of the fiscal year in respect of which it is earned.

                  (iii) Employer's payment of the Bonus Compensation to Employee shall be made pursuant to a mutually agreeable deferred compensation plan, which may include a "rabbi trust".

         (c) STOCK AND STOCK OPTIONS. Employer and Employee acknowledge and agree that Employer's agreement to issue to Employee, on the terms and conditions set forth below, the following aggregate of 1 million (1,000,000) shares of Common Stock is an inducement essential to Employee's entering into the employ of Employer pursuant to this Agreement.

                  (i) Employer agrees to sell and issue to Employee, and Employee hereby subscribes for and agrees to purchase from Employer, Three Hundred Thousand (300,000) Shares (the "Subscription Shares") at a price equal to their Effective Date Fair Market Value. Full payment for the Subscription Shares shall be due and payable within one (1) year of the Effective Date, upon and subject to the receipt of which Employer shall issue the Subscription Shares to Employee. Employee makes the following representations, warranties, acknowledgements and agreements to Employer with respect to his purchase of the Subscription
         Shares:

                           (1) Employee understands that the Subscription Shares
                  have not been registered, and that Employer is under no obligation to register, and has not



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                  made any assurances to Employee regarding the registration of, the Subscription Shares, under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and that the Subscription Shares are being offered and sold pursuant to exemptions from registration contained in the Securities Act and applicable state securities laws based in part upon Employee's representations contained in this Section 3(c)(i);

                           (2) Employee has, to his satisfaction, made a due
                  diligence investigation of Employer, its business, assets, financial condition, prospects and affairs, including the opportunity to his satisfaction to ask question of and receive answers from the members of the Board and Employer's management, and to review reports and analyses independently prepared by third party professionals, regarding the foregoing;

                           (3) Employee is an "accredited investor" as such term
                  is defined in Rule 501 under the Securities Act, has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of his investment in the Subscription Shares and of protecting his interests in connection with such investment, and will arrange for the payment of the purchase price utilizing his own financial resources and is not relying upon any commitment or assurance of Employer to provide purchase financing;

                           (4) Employee is not aware of the publication of any
                  advertisement in connection with the transactions contemplated by this Section 3(c)(i);

                           (5) Employee is acquiring the Subscription Shares for
                  his own account for investment only, and not with a view toward their distribution, can bear a total loss of the investment without materially impairing his financial condition, and can bear the economic risk of the investment indefinitely unless and until, and cannot resell the Subscription Shares unless and until, the



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                  Subscription Shares are registered under the Securities Act and/or applicable state securities laws or an exemption from such registration is available (Employee understanding that the certificate(s) evidencing the Subscription Shares will be legended regarding the absence of and necessity for such registration and that there is no assurance that any registration exemption will be available or that, if available, such exemption will allow Employee to transfer all or any portion of the Shares he may subsequently desire to transfer).

                  (ii) In addition, Employer has granted to Employee as of the Effective Date stock options (the "Installment Options") under Employer's 1990 Stock Option Plan for employees, as amended (the "Plan"), for Three Hundred Thousand (300,000) Shares vesting in equal one-third annual installments on each anniversary of the Effective Date over the succeeding three (3) year period and exercisable at the Effective Date Fair Market Value until the expiration of their eight
         (8) year term under the Plan (subject to earlier termination of the term as therein provided).

                  (iii) In addition, Employer has granted to Employee as of the Effective Date the following additional stock options (collectively, the "Price Performance Options") for an aggregate of Four Hundred Thousand (400,000) Shares vesting on the sixth (6th) anniversary of the Effective Date, subject to acceleration of vesting upon the attainment of an Average Trading Price equal to the respective price performance targets set forth below, and exercisable at the Effective Date Fair Market Value:

                           (1) Two Hundred Thousand (200,000) of the Price
                  Performance Options shall vest on the day immediately following the first date after the Effective Date as of which the Average Trading Price of the Common Stock reaches Fourteen Dollars ($14.00) per Share;

                  (2) One Hundred Thousand (100,000) of the Price Performance Options shall vest on the day immediately following the first date after the Effective



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                  Date as of which the Average Trading Price of the Common Stock reaches Twenty-Two Dollars ($22.00) per Share; and

                  (3) One Hundred Thousand (100,000) of the Price Performance Options shall vest on the day immediately following the first date after the Effective Date as of which the Average Trading Price of the Common Stock reaches Twenty-Seven Dollars ($27.00) per Share.

         The Price Performance Options shall have ten (10) year terms, subject to earlier termination of the term as provided in the grant agreements evidencing the same.

                  (iv) In addition to any provision of, and notwithstanding any provision to the contrary in, the Plan and/or the grant agreement or any other document relating thereto, in the event of any Change in Control, all of Employee's then outstanding un-vested Employer stock options (including, but not limited to, the Installment Options and the Price Performance Options) shall immediately vest and, unless cashed-out pursuant to any such other applicable provision, shall be exercisable as for the remainder of their original term (and shall not be subject to earlier termination as may be provided by the terms thereof), subject to equitable adjustment in the nature and amount of securities or other property issuable upon the exercise thereof in the event that, as a result of or subsequent to the Change in Control, the Common Stock is converted into or otherwise replaced by other securities or property.

                  (v) The Installment shall be evidenced by grant agreements in the standard form generally used under the Plan, modified as necessary to reflect the terms for such options set forth in this Section 3. The Price Performance Options shall be evidenced by grant agreements substantially in the form of the attached Exhibit B, which is incorporated into this Agreement by this reference.



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         (d) SEVERANCE. In addition to all other amounts due hereunder, if
 Employer terminates, or is deemed to have terminated, Employee's employment other than for Cause pursuant to Section 4(b) or (c), or this Agreement expires and is not renewed by Employer, then Employer shall continue to pay to Employee, as severance, at his rate of Base Salary over the twenty-four (24) month period following the date of such termination or expiration, or for the remaining term of this Agreement, whichever is longer; provided that if such termination, deemed termination or expiration occurs upon or after a Change in Control, then Employer shall instead pay to Employee, as severance, an m amount equal to two and ninety-nine one-hundredths (2.99) times his Base Salary, which severance amount shall payable in equal installments over the aforesaid twenty-four (24) month period, in respect of which Employer shall, immediately upon such event, deposit a sum sufficient to discharge such installment payment obligation into a "rabbi trust" providing for the payment of such installments to Employee subject to the provisions of Section 6(b) (provided that if a further Change in Control occurs after such termination, deemed termination or expiration, Employee shall, upon the occurrence thereof, be entitled to an immediate lump sum payment of all installment amounts not theretofore received, with any shortfall in the amounts then remaining in the "rabbi trust" from the total accelerated installment payments then due Employee being paid by Employer), except that in the case of a termination, deemed termination or expiration occurring following a Hostile Change in Control, such severance amount shall be paid to Employee in a lump sum immediately upon the occurrence of such event .

         (e) VACATION. During the Employment Period, Employee shall be entitled to six (6) weeks of vacation on a calendar annual basis in accordance with Employer's policies. In the event that all or any part of said vacation is not taken for any reason during any calendar year, there will be no compensation paid in lieu thereof, and accrued and unused vacation time shall not be carried over and added to the vacation time for the succeeding year in accordance with such policy, unless otherwise approved by the Board.


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         (f) HEALTH, DISABILITY, RETIREMENT, DEATH, INSURANCE AND OTHER FRINGE
BENEFITS.

                  (i) Employer shall provide Employee with the same health, disability, retirement and death and other fringe benefits as are generally provided to the executive employees of Employer in accordance with such terms, conditions and eligibility requirements as may from time to time be established or modified by Employer.

                  (ii) Employer shall, to the extent allowable by law, regulation, contract and policy, continue to pay Employee's basic medical insurance premiums for eighteen (18) months following a termination of Employee by Employer other than for Cause, or if this Agreement expires and is not renewed by Employer.

                  (iii) In the event that within two (2) years after any Change in Control shall have occurred, Employee's employment is, or is deemed, terminated by Employer other than for Cause (other than termination for disability or illness pursuant to Section 4(b)(ii)), Employee shall be entitled to continued benefits (or if unavailable under the general terms and provisions of the applicable plan, their equivalent) for himself and his dependents, for a period terminating on the earliest of
         (1) two (2) years after the effective date of termination of Employee's employment, (2) the commencement date of equivalent benefits from a new employer, or (3) Employee's attainment of age sixty-five (65), under all insured and self-insured employee welfare benefit plans in which Employee was entitled to participate immediately prior to such termination, provided that Employee shall not be required to pay any amount greater than the regular contribution made by Employee immediately prior to such termination.

                  (iv) Subject to Employee's satisfaction of the insurer's underwriting conditions and provided that it is not determined that Employee has a health condition that results in extraordinary premium rates, Employer shall pay the premiums for a One Million Dollar ($1,000,000) term life insurance policy on Employee (the "Term Life Insurance") payable to such beneficiary(ies) as Employee shall designate. Provided



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         that Employer is able to procure coverage under terms which allow the insured to elect to continue the policy following termination of employment, upon the termination of Employee's employment by Employer or Employee for any reason, other than by reason of Employee's death or a termination by Employer for Cause, Employee shall permit Employee to elect to do so subject to the terms and conditions of the policy.

         (g) TRANSITIONAL LIVING EXPENSES. To facilitate the transition of Employee to the new geographic location of his workplace during the initial portion of the Employment Period ending March 31, 2000, Employer agrees, in respect of such period, to pay directly, or reimburse Employee, or provide Employee with an agreed upon allowance (subject to reconciliation and reasonable adjustment), for the following (collectively, "Transitional Living Expenses"):

                  (i) housing (including utilities and cleaning services) at 3800 Rosemont Boulevard, Apartment 113-D, Akron, Ohio or comparable accommodations in reasonable proximity to Employer's Headquarters,

                  (ii) air fare for travel between Employer's Headquarters and Employee's Cincinnati, Ohio family residence,

                  (iii) a mutually acceptable leased or rental automobile for Employee's use while working out of Employer's Headquarters,

                  (iv) a "gross-up" for all income and employment taxes incurred or required to be withheld with respect to Employee by reason of Employer's provision or reimbursement of Living Expenses under this
         Section 3(g).

         (h) TAXES. Anything in this Agreement to the contrary notwithstanding, in the event that any amounts payable to Employee hereunder, alone or together with other payments which Employee has a right to receive from Employer (under this Agreement or otherwise), its



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successors or any person whose actions result in a Change in Control, would constitute an "excess parachute payment " (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision), then Employer shall pay the excise tax imposed by Section 4999 of the Code as well as any taxes that would be due from Employee as a result of Employer's payment of the excise tax and the payment of such taxes, until the payments due Employee are fully "grossed-up." Except as otherwise expressly provided in this Section 3(h) or elsewhere in this Agreement, all payments and benefits to be made or provided to Employee shall be subject to required withholding of federal, state and local income and employment taxes.

         4.       TERMINATION.

         (a) This Agreement shall terminate automatically upon Employee's death.

         (b) Employer may terminate Employee's employment at any time upon not less than thirty (30) days prior written notice to Employee:

                  (i)      other than for Cause; or

                  (ii) if at any time Employee, in the sole discretion of the Board, is unable to perform the essential functions of his job, even with reasonable accommodations, as a result of a disability or illness (determined in accordance with the same standards applicable to the employees of Employer generally under the disability benefits referred to in Section 3(f)(i)). If Employer terminates Employee for disability or illness reasons, such termination shall be deemed to be a termination by Employer other than for Cause.

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         (c)      If, at any time during the Employment Period,

                  (i) Employer (including any Successor following a Change in Control) assigns Employee to serve in a capacity other than as Employer's Chairman of the Board, President and Chief Executive Officer (other than the reassignment of the title of President to another senior executive as contemplated by Section 2(a)) or assigns Employee to perform tasks inconsistent with such positions ("Demotion"),

                  (ii) a Change in Control occurs (without regard to whether there is Good Reason for Employee's voluntary termination of his employment pursuant to clause (iii) immediately below), or

                  (iii) at any time within two (2) years after any Change in Control shall have occurred, an event constituting Good Reason for Employee's voluntary termination of his employment occurs, then Employee may resign his employment within thirty (30) days of such event, and such resignation shall be deemed to be a termination by Employer other than for Cause. Employee's right to resign his employment in reliance upon clause
(ii) or (iii) of this Section 4(c), or any rights or benefits to which he is entitled as a result thereof, shall not be limited or otherwise affected by any physical or mental disability or illness he may have at the time or by his then having an offer of employment from another employer or any other reason(s) for terminating his employment with Employer.

         (d) Employer shall have the right to terminate Employee at any time, immediately, for Cause. "Cause" shall mean any action or inaction of Employee which, in the sole judgment of the Board, is adverse to Employer's interests, including, without limitation, Employee's dishonesty, grossly negligent misconduct, willful misconduct, disloyalty, acts of bad faith, neglect of duty, or material breach of this Agreement or any other agreement



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Employee may have with Employer or of any Employer policy applicable to its employees generally.

         5.       EFFECTS OF TERMINATION.

         (a) In the event of automatic termination of his employment pursuant to
Section 4(a) by reason of Employee's death, all of Employer's obligations under this Agreement shall cease except for Employer's obligations to pay Employee's Base Salary, Bonus Compensation, if any, and Transitional Living Expenses, in each case earned and accrued or incurred, but unpaid, to the date of death. In such event, Employee's designated beneficiaries (or his estate if there are no designated beneficiaries) shall have the right to receive any such Base Salary and/or Bonus Compensation and any reimbursements of Transitional Living Expenses, as well as the proceeds of the Term Life Insurance.

         (b) In the event that Employer exercises its right of termination, or is deemed to have terminated Employee, other than for Cause or for disability or illness pursuant to Section 4(b) or 4(c), or if this Agreement expires and is not renewed or extended by Employer, all of Employer's obligations under this Agreement shall end except:

                  (i) Employer shall continue to be obligated to pay Employee's Base Salary, Bonus Compensation, if any, and Transitional Living Expenses, in each case earned and accrued or incurred, but unpaid, to the date of termination (which, for purposes of this Section 5(b), shall be ten (10) days after the date on which notification is provided by Employer to Employee pursuant to Section 4(b), at the expiration of this Agreement, or the date of resignation, whichever first occurs;

                  (ii) if such termination is for disability or illness, Employee shall have the right to receive the benefits due under the disability insurance policies provided to Employee pursuant to Section 3(f)(i), if any; and



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         (iii) Employer shall continue to be obligated to pay health insurance premiums for the greater of the periods specified in Section 3(f)(ii) or 3(f)(iii), the premiums for the Term Life Insurance for the greater of the balance of the unexpired portion of the originally scheduled Employment Period or the period specified in Section 3(f)(iii), all other benefits to which Employee is entitled under Section 3(f)(iii) for the period there specified, any severance payments due under
         Section 3(d) and any excise taxes and related payments due under
         Section 3(h).

         (c) In the event that Employer exercises its right of termination pursuant to Section 4(d) for Cause, or Employee voluntarily leaves the employ of Employer prior to the expiration of this Agreement for any reason other than as permitted in Section 4(c) following a Demotion or a Change in Control (which resignations are governed by Section 5(b)), all of Employer's obligations under this Agreement shall cease except for Employer's obligations to pay Employee's Base Salary and Transitional Living Expenses earned and accrued or incurred, but unpaid, to the date of termination (which, for the purposes of this Section 5(c), shall be at the date of termination or at the date Employee otherwise leaves the employ of Employer).

         (d) All payments to be made to Employee under this Agreement are subject to offset by Employer for any claims for damages, liabilities, expenses or other indebtedness which Employer may have against Employee, provided that no such offset may be made after the occurrence of a Change in Control.

         (e) No payment or benefit to which Employee is entitled under this Agreement shall, except as otherwise expressly provided in Section 6(b) or elsewhere in this Agreement, be reduced, offset or subject to recovery by Employer or any Successor by reason of any compensation or benefits received by Employee as a result of his employment by another employer.

         (f) Any controversy or claim arising out of or relating to the benefits and entitlements of Employee following a Change of Control under this Section 5, as well as those provided for



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following a Change in Control in Section 3, shall be settled by submitting the matter to binding arbitration in Cleveland, Ohio, by and pursuant to the rules of the American Arbitration Association then in effect. The determination of the arbitrator shall be conclusive and binding on Employer and Employee, and judgment may be entered on the arbitrator's award in any court of competent jurisdiction. Employer shall pay all legal fees and related expenses incurred by Employee to the extent Employee prevails in taking any action to protect, obtain or enforce any right or benefit due Employee under this Agreement by reason of the occurrence of a Change in Control or events required to have occurred after a Change in Control; such fees and expenses shall be paid to Employee within five (5) business days after delivery to Employer of Employee's written request for the payment thereof together with such evidence of the amounts so incurred by Employee as Employer may reasonably require. With respect to all other controversies, claims and disputed matters arising under this Agreement, Employer and Employee shall each pay its (his) own legal fees and expenses incurred in disputing the same in good faith.

         6.       COVENANT NOT TO COMPETE.

         (a) RESTRICTED ACTIVITIES - DURATION. Except as otherwise consented to or approved by the Board in writing, Employee agrees that, in addition to being operative during the Employment Period, the provisions of Sections 6(a)(i) through (iii) hereof, inclusive, shall be operative for a period of twenty-four
(24) months after the effective date of the termination of Employee's employment with Employer, regardless of the time, manner or reasons for termination, and regardless of whether terminated by Employee or Employer. During such periods, Employee will not, directly or indirectly, acting alone or in concert with others or as a member of a partnership or as an owner, director, officer, employee, manager, representative, agent, or consultant of any corporation or other business entity or otherwise in any manner whatsoever:

                  (i) engage in any business or activity that is in competition with or otherwise adverse to the business that is then conducted or is known by Employee to be contemplated to be conducted by Employer, or, without limiting the generality of the



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         foregoing, engage in any business which manufactures, sells, distributes, services or supports products or services which are of the type manufactured, sold, marketed, serviced, supported, or otherwise provided by Employer, or which are in the process of development in which Employee has participated or has knowledge of, at the time of the termination of Employee's employment with Employer, in the United States, Canada or any European, Asian, Pacific or other foreign country in which Employer then or thereafter transacts business or is making a bona fide attempt to do so; or

                  (ii) induce, request or attempt to influence or induce any customers or suppliers of Employer to curtail or cancel their business or prospective business with Employer or in any way interfere with any of Employer's business relationships; or

                  (iii) induce, solicit, assist, initiate, or facilitate the inducement, solicitation or assistance by a third person of any employee, officer, agent or representative of Employer, to terminate or otherwise attenuate their respective relationship with Employer or in any way interfere with Employer's employee, officer, agent or representative relationships.

Employee acknowledges that Employer's business and Employee's responsibilities are international in scope.

         (b) TOLLING; RELIEF OF OBLIGATIONS. In the event that Employee breaches any provision of this Section 6, such violation (i) shall toll the running of the twenty-four (24) month period set forth in Section 6(a) from the date of commencement of such violation until such violation ceases, and (ii) shall relieve Employer, without further liability or duty, of any and all obligations to Employee under or pursuant to this Agreement.

         (c) "BLUE PENCILING" OR MODIFICATION. If either the length of time, geographic area or scope of restricted business activity set forth in Section 6(a) is deemed unreasonably restrictive or unreasonable in any other respect by any court of competent jurisdiction,



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Employee and Employer agree and consent to such court's modifying or reducing such restriction(s) to the extent deemed reasonable under the circumstances then presented and all other terms of this Agreement shall remain unmodified and in full force and effect.

         7.       NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

         (a) Employee acknowledges that the discharge of Employee's duties under this Agreement will necessarily involve his access to Confidential Information. Employee acknowledges that the unauthorized use by him or disclosure by him of such Confidential Information to third persons might cause irreparable damage to Employer and Employer's business. Accordingly, Employee agrees that at all times after the Effective Date hereof he will not copy, publish, disclose, divulge to or discuss with any third person nor use for his own benefit or that of persons other than the Company, without the prior express written consent of the Board, except in the normal conduct of his duties under this Agreement, any Confidential Information, it being understood and acknowledged by Employee that all Confidential Information created, compiled or obtained by Employee or Employer, or furnished to Employee by any person, remains Employer's exclusive property.

         (b) Promptly upon termination of his employment, irrespective of the time or manner thereof or reason therefor, and whether such termination is by Employer or Employee, Employee agrees to promptly return and surrender to Employer (i) all Confidential Information in any manner in his possession or under his control, (ii) as well as all other Employer property.

         8. RIGHTS. Employee acknowledges and agrees that any procedure, design feature, schematic, invention, improvement, development discovery, know how, concept, idea or the like (whether or not patentable, registrable under copyright or trademark laws, or otherwise protectable under similar laws) that Employee may conceive of, suggest, make, invent, develop or implement, during the course of his service pursuant to this Agreement (whether individually or jointly with any other person or persons), relating in any way to the business of



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Employer or to the general industry of which Employer is a part, as well as all physical embodiments and manifestations thereof, and all patent rights, copyrights, trademarks (or applications therefor), trade names, service marks, as well as all similar protections therein (all of the foregoing referred to as "Work Product"), shall be the sole, exclusive and absolute property of Employer. All Work Product shall be deemed to be works for hire, and to the extent that any Work Product may not constitute a work for hire, Employee hereby assigns to Employer all or his right, title and interest in, to and under such Work Product, including without limitation, the right to obtain such patents, copyright registrations, trademark registrations or similar protections as Employer may desire to obtain. Employee shall immediately disclose all Work Product to Employer. Employee further agrees, at any time, upon Employer's request and without additional compensation, to promptly execute any documents and otherwise to fully cooperate with Employer respecting the perfection of its right, title and interest in, to and under such Work Product, and in any litigation or controversy in connection therewith, to cooperate with Employer and its counsel, with all expenses incident to such cooperation to be borne by Employer.

         9.       INDUCEMENT; REMEDIES INADEQUATE; SURVIVAL.

         (a) The covenants made by Employee in favor of Employer in Sections 6, 7 and 8 and this Section 9 are being executed and delivered by Employee in connection with the commencement and as a condition of, and in consideration of, Employee's employment with employer and Employer's obligations under this Agreement (including, without limitation, the Base Salary, Bonus Compensation and other benefits and payments set forth herein).

         (b) Employee acknowledges that the services to be rendered by him to Employer as contemplated by this Agreement are special, unique and of extraordinary character. Employee expressly agrees and understand that the remedy at law for any breach by him of Section 6, 7 or 8 of this Agreement will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, upon Employee's violation of any legally enforceable provision of Section 6, 7 or 8, Employer shall be entitled to immediate injunctive relief, including, without limitation, a temporary order restraining any threatened or further breach. In the event any equitable proceedings are brought to enforce any provision of Section 6, 7 or 8, Employee agrees that he will not raise in any such proceedings any defense that there is an adequate remedy at law, and Employee hereby waives any such defense. Nothing in this Agreement shall be deemed to limit Employer's remedies at law or in equity for any breach by Employee of any of the provisions of Section 6, 7 or 8 which may be pursued or availed of by Employer. Without limiting the generality of the immediately preceding sentence, any covenant on Employee's part contained in Section 6, 7 or 8, which may not be specifically enforceable or subject to equitable remedy shall nevertheless, if breached, give rise to a cause of action for monetary damages.

         (c) Employee has carefully considered, and has had adequate time and opportunity to consult with his own counsel or other advisors regarding the nature and extent of the restrictions upon him and the rights and remedies conferred upon Employer under Sections 6, 7 and 8 and this Section 9, and hereby acknowledges and agrees that such restrictions are reasonable in time, territory and scope, are designed to eliminate competition or interference which otherwise would be unfair to Employer, do not stifle the inherent skill and experience of Employee, would not operate as a bar to Employee's sole means of support, are fully required to protect the legitimate interests of Employer and do not confer a benefit upon Employer disproportionate to the detriment to Employee.

         (d) As used in Sections 6, 7, 8 and 9 (a)-(c), the term "Employer" shall include, in addition to Employer as first defined above, all subsidiaries and other affiliates of Employer, whether so related to Employer during Employee's employment with Employer or at any time thereafter.

         (e) Subject only to such time limitations as may be expressly set forth therein, the covenants and agreements made by Employee in Sections 6, 7 and 8 and this Section 9 shall survive full payment by Employer to Employee of the amounts to which Employee is entitled under this Agreement, the expiration or earlier termination of this Agreement, the

Employment Period or Employee's employment with Employer. The provisions of Sections 6, 7 and 8 and this Section 9, and to the extent applicable thereto, Sections 12 through 19, shall continue to apply to and be binding upon Employee in the event and for so long as Employee shall remain in the employ of Employer following the expiration of or any termination under this Agreement and for such post-employment period as may be specified in such covenants and agreements but measured from the end of such continued employment.

         10. ASSIGNMENT OF EMPLOYEE'S RIGHTS. In no event shall Employer be obligated to make any payment under this Agreement to any assignee or creditor of Employee. Prior to the time of payment under this Agreement, neither Employee nor his legal representative shall have any right by way of anticipation or otherwise dispose of any interest under this Agreement.

         11. EMPLOYER'S OBLIGATIONS UNFUNDED. Except as to any benefits that may be required to be funded under any benefit plan of Employer pursuant to law or pursuant to other agreements and which are not for the sole benefit of Employee, or as Employer may by other written document expressly agree, the obligations of Employer under this Agreement are not funded and Employer shall not be required to set aside or deposit in escrow any monies in advance of the due date for payment thereof to Employee.

         12. NOTICES. Any notice to be given hereunder by Employer to Employee shall be deemed to be given if delivered to Employee in person, or if mailed to Employee, by certified mail, postage prepaid, return receipt requested, at his address last known on the records of Employer, and any notice to be given by Employee to Employer shall be deemed to be given if delivered in person or by mail, postage prepaid, return receipt requested, to the Chief Financial Officer of Employer at Employer's Headquarters, unless Employee or Employer shall have duly notified the other parties in writing of a change of address. If mailed, such notice shall be deemed to have been given when deposited in the mail as set forth above.

         13. AMENDMENTS AND ASSIGNMENT. This Agreement shall not be modified or discharged, or assigned by either party hereto, in whole or in part, except by an agreement in writing signed by the parties hereto.

         14. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof. The parties are not relying on any other representation or understanding with respect thereto, express or implied, oral or written. This Agreement supersedes any prior employment agreement, written or oral, between Employee and Employer.

         15. CAPTIONS. The captions contained in this Agreement are for convenience of reference only and do not affect the meaning of any terms or provisions hereof.

         16. INTERPRETATION OF TERMS. Whenever the context may permit, any pronouns used herein shall include the corresponding masculine, feminine and neuter forms, and the singular form of any noun or pronoun, including any defined terms, shall include the plural and vice versa. References in this Agreement to "termination of employment," "termination of Employee," "termination of this Agreement," "termination of the Employment Period," "resigns" and any other terms of similar meaning shall all be deemed equivalent.

         17. BINDING EFFECT. The rights and obligations of Employer hereunder shall inure to the benefit of, and shall be binding upon, Employer and its successors and assigns, and the rights and obligations of Employee hereunder shall inure to the benefit of, and shall be binding upon, Employee and his heirs, personal representatives and estate. Employer agrees that it will require any Successor, by agreement in form and substance satisfactory to Employee, to assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform under this Agreement if no such succession had taken place.

         18. SEVERABLE PROVISIONS. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially enforceable provision shall be binding and enforceable to the extent enforceable in any jurisdiction.

         19. GOVERNING LAW AND VENUE. This Agreement shall be interpreted, construed, and enforced in all respects in accordance with the laws of the State of Ohio, without regard to principles of conflict of laws. Any and all actions brought arising out of, or based in whole or in part upon, this Agreement or the employment relationship between Employer and Employee shall be brought in either a federal or state court sitting in the State of Ohio, specifically and exclusively in either the Cuyahoga County Court of Common Pleas sitting in Cleveland, Ohio, the Summit County Court of Common Pleas sitting in Akron, Ohio, or the Federal District Court for the Northern District of Ohio, Eastern Division, and the parties consent and submit to, and agree not to contest, the jurisdiction thereof and agree not to raise the issue of improper venue or forum non conveniens in any such action.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first above written, effective the Effective Date.

                                       EMPLOYER:

                                       TELXON CORPORATION


                                       By:
                                          --------------------------------------
                                              Dr. Raj Reddy, Chairman of the
                                              Executive Committee of the
                                              Board of Directors

                                       EMPLOYEE:


                                       -----------------------------------------
                                       John W. Paxton, Sr.

                                    EXHIBIT A
                              EMPLOYMENT AGREEMENT
                     JOHN W. PAXTON, SR./TELXON CORPORATION

                                   DEFINITIONS

         "Average Trading Price" shall mean the average of the closing price per Share as reported on The Nasdaq National Market tier of The Nasdaq Stock Market (or such other securities exchange, market or trading system which is then the principal place or manner for trading in the Common Stock) for any period of ten
(10) consecutive days of trading on such securities market.

         "Base Salary" shall have the meaning defined in Section 3(a)(i).

         "Board" shall have the meaning defined in Section 2(a).

         "Bonus Compensation" shall have the meaning defined in Section 3(b)(i).

         "Budget" shall mean the targeted business and economic goals set in advance for each fiscal year, Employer's management budget presented to and approved by the Board for the fiscal year in question.

         "Cause" shall have the meaning defined in Section 4(d).

         "Change in Control" of Employer shall mean a change in control of Employer of a nature which would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without limitation, such a Change in Control shall be deemed to have occurred at such time as: (i) any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifteen percent (15%) or more of the combined voting power of Employer's Voting Securities; (ii) liquidation of all or substantially all of the assets of Employer, or any merger, consolidation, or reorganization to which Employer is a party and as the result of which Employer's stockholders prior to the transaction do not own at least fifty percent (50%) of the voting power of the surviving entity in the election of directors; or (iii) individuals who constitute the Continuing Directors cease for any reason to constitute at least a majority of Employer's Board of Directors.

         "Common Stock" or "Shares" shall mean the common stock, par value $.01 per share, of Employer as constituted as of the Effective Date.

         "Confidential Information" means all information or trade secrets of any type or description belonging to Employer which are proprietary and confidential to Employer and which are not publicly disclosed or are only disclosed with restrictions. Without limiting the generality of the foregoing, Confidential Information includes strategic plans for carrying on business, other business plans, cost data, internal financial information, customer lists, employee lists, vendor lists, business partner or alliances lists manufacturing methods or processes, product research or engineering data, drawings, designs, schematics, flow charts, computer programs, program decks, routines, subroutines, translators, compilers, operating systems, object and source codes, specifications, inventions, calculations, discoveries and any letters, papers, documents or instruments disclosing or reflecting any of the foregoing, and all information revealed to, acquired or created by Employee during Employee's employment by Employer relating to any of the foregoing.

         "Continuing Directors" shall mean and include the persons constituting Employer's Board of Directors as of the Effective Date, and any person who becomes a director of Employer subsequent to the date hereof whose election, or nomination for election by Employer's stockholders, was approved by an affirmative vote of at least a majority of the then Continuing Directors (either by a specific vote or by approval of the proxy statement of Employer in which such person is named as a nominee for director or of the inclusion of such person in such Proxy Statement as such a nominee, in any case without objection by any member of such approving majority of the then Continuing Directors to the nomination of such person or the naming of such person as a director nominee).

         "Demotion" shall have the meaning defined in Section 4(c).

         "Effective Date Fair Market Value" means the closing price of $8.719 per Share as reported on The Nasdaq National Market tier of The Nasdaq Stock Market for March 19, 1999, the last trading day for such securities market prior to the Effective Date.

         "Employment Period" shall have the meaning defined in Section 1.

          "Good Reason" shall mean (i) failure by Employer to obtain the assumption agreement provided for in the second sentence of Section 17 of the Agreement within one (1) business day after any Person becomes a successor, (ii) a reduction by Employer, without Employee's prior written consent, in his Base Salary, or in the level of benefits provided to Employee and his dependents under any Employer plan, program or policy intended to benefit all, or any designated group of, Employer employees as in effect immediately prior to the Change in Control, or (ii) Employer requiring Employee, without Employee's prior written consent, to be based anywhere other than, or to relocate from, the metropolitan area where Employee's office is located immediately prior to the Change in Control.

         "Headquarters" shall mean the executive offices maintained by Employer at 3330 West Market Street, Akron, Ohio.

         "Hostile Change in Control" shall mean a Change in Control which is not approved by the affirmative vote of at least a majority of the Continuing Directors.

         "Installment Options" shall have the meaning defined in Section
3(c)(ii).

         "Person" shall mean any individual, corporation, partnership, joint venture, or association, any other "person" (as such term is used in Section 14(d) of the Securities Exchange Act of 1934, as amended) or any other group or entity of any nature whatsoever, but excluding Employer or any employee benefit plan sponsored by Employer prior to a Change in Control.

         "Price Performance Options" shall have the meaning defined in Section 3(c)(iii).

         "Publicly-Held Organization" shall mean an organization that is required to file periodic reports with the Securities and Exchange Commission pursuant to Sections 13 or 15(b) of the Securities Exchange Act of 1934, as amended.

         "Subscription Shares" shall have the meaning defined in Section
3(c)(i).

         "Successor" shall mean any Person that, through one or a series of transaction(s), succeeds to , of has or obtains the practical ability to control (either immediately or after the passage of time), all or substantially all of Employer's business directly, by merger, consolidation, purchase or lease of assets or otherwise, or indirectly, by purchase of Voting Securities or otherwise. References in the Agreement to "Employer" shall be deemed to also refer to any Successor which executes and delivers the assumption agreement provided for in the second sentence of Section 17 of the Agreement or which by operation of law or otherwise becomes bound by the terms of this Agreement.

         "Term Life Insurance" shall have the meaning defined in Section
3(f)(iv).

         "Voting Securities" shall mean Employer's outstanding securities ordinarily having the right to vote at elections of directors.

         "Work Product" shall have the meaning defined in Section 9.

                                      A-4